EMISSION CONTROLS CORP.
                                  (A Development Stage Company)
                                    CONSOLIDATED BALANCE SHEET
                                          June 30, 2003
                                           (Unaudited)

	                                      ASSETS
CURRENT ASSETS:
    Cash & cash equivalents					$492,833
    Receivables from officers & shareholder			 225,056
    Other receivable						  40,000
           Current assets					 757,889

PROPERTY AND EQUIPMENT, net 					  86,541

INTANGIBLES
    Product license, patent,, enhancements, net			 668,424

OTHER ASSETS
    Deposits & other non current assets				  15,625
							      $1,528,479


                               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable and accrued expenses			$522,444

LONG TERM LIABILITIES
    Note payable						 225,000

COMMITMENTS & CONTINGENCIES					    -

STOCKHOLDERS' EQUITY
    Common stock, class A, $0.0075 par value; Authorized shares			       200,000,000; Issued and outstanding shares 133,210,056
      and 119,499,312 respectively			       1,007,513
    Common stock, class B, $0.0005 par value; Authorized shares
      10,000,000; Issued and outstanding shares 8,000,000 shares
      and 8,000,000 respectively				   4,000
    Additional paid-in capital				       4,093,185
    Shares to be cancelled, 400,000 shares of common stock      (788,000)
    Subscription receivable					(122,042)
    Accumulated deficits				      (3,413,621)
             Total stockholders' equity				 781,035

							       1,528,479


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